EXHIBIT 1.2

                                    AMENDMENT
                                       TO
                             UNDERWRITING AGREEMENT

         THIS AMENDMENT TO UNDERWRITING AGREEMENT, dated May 18, 2006, by and between Velocity Asset Management, Inc., a Delaware corporation ("Velocity"), and Anderson & Strudwick, Incorporated, a Virginia corporation ("A&S").

         WHEREAS, the parties hereto entered into an Underwriting Agreement, dated May 15, 2006, pursuant to which Velocity proposed to issue and sell to A&S an aggregate of 1,000,000 shares (the "Firm Shares") of its Series A Convertible Preferred Stock, $0.001 par value per share ("Series A Stock"), and at the election of A&S, up to 150,000 additional shares (the "Optional Shares") of its Series A Convertible Preferred Stock to cover over-allotments;

         WHEREAS, the Underwriting Agreement collectively uses the term "Shares" to reference both the Firm Shares and the Optional Shares;

         WHEREAS, subsequent to the execution of the Underwriting Agreement, the Company increased the size of its proposed offering by 200,000 shares of Series A Stock by filing a new registration statement on Form SB-2 and filing such registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "462 Filing");

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1. As a result of the 462 Filing, the term "Firm Shares" in the initial paragraph of the Underwriting Agreement shall be defined to be 1,200,000 shares of Series A Stock.

         2. As a result of the 462 Filing, the term "Optional Shares" in the initial paragraph of the Underwriting Agreement shall be defined to be 180,000 shares of Series A Stock.

         3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, Velocity and A&S have executed this Amendment to
Underwriting Agreement as of the day and year written above.


                                             VELOCITY ASSET MANAGEMENT, INC.

                                             By: /s/ JOHN C. KLEINERT
                                                 -------------------------------
                                             Name: John C. Kleinert
                                             Its:  Chief Executive Officer



                                             ANDERSON & STRUDWICK, INCORPORATED

                                             By: /s/ L. MCCARTHY DOWNS, III
                                                 -------------------------------
                                             Name: L. McCarthy Downs, III
                                             Its:  Senior Vice President